EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-83022, 333-105965, 333-134055, 333-141671 and 333-176408 on Form S-8, and Registration Statement No. 333-221935 on Form S-3 of our report dated November 26, 2019, relating to the consolidated financial statements of Central Garden & Pet Company and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 28, 2019.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
November 26, 2019